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                                                                  EXHIBIT 10.16





                            ASSET PURCHASE AGREEMENT



                               DECEMBER 30, 1995




                                     SELLER


                                LaserData, Inc.





                                     BUYER


                              Kofax Image Products
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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of December 30, 1995, by and between KOFAX IMAGE PRODUCTS, a California corporation ("Buyer"), and LASERDATA, INC., a Delaware corporation ("Seller")


                                R E C I T A L S:


         A. Seller owns and operates a business whereby Seller manufactures and markets optical storage and document management software and related hardware products (the "Business").

         B. Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer, substantially all of the assets of Seller and certain of the liabilities of Seller, on the terms and subject to the conditions hereinafter set forth.


         NOW, THEREFORE, in consideration of the foregoing premises, the terms, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.      ASSETS AND LIABILITIES BEING PURCHASED AND ASSUMED.

                 1.1 PURCHASED ASSETS. Except as and to the extent otherwise provided in Section 1.2 hereto, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and assign to Buyer, free and clear of any and all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests of any kind whatsoever (except as disclosed on Schedule 4.5 attached hereto), all of the assets, wherever located, which are owned by Seller, or in which Seller has any right, title or interest, and which are used in connection with the Business (collectively referred to herein as the "Purchased Assets"). The Purchased Assets shall include, but shall not be limited to, the following:

                          (a) All of the tangible personal property, machinery, equipment, tools, machine and electric parts, supplies, computers, office furniture and fixtures and vehicles, wherever located, owned or used by Seller in connection with the Business (collectively, the "Tangible Assets"), all the items of which have been listed by Seller on Schedule 1.1(a) attached hereto;

                          (b) All of the rights, tangible and intangible, of Seller existing under any of the contracts, agreements, leases, licenses, instruments or commitments that are listed in Schedule 1.1(b) attached hereto, and under any contracts, agreements, leases, licenses, instruments and commitments which are entered into by Seller in connection with the Business after the date hereof and prior to the "Closing" (as defined below) with the prior written consent of Buyer (collectively, the "Assumed Contracts");





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                          (c)     All rights in and to any governmental and
         private permits, licenses, franchises and authorizations, to the extent assignable, used in connection with the Business;

                          (d) All raw materials, work-in progress and finished-goods inventories, and all repair and replacement parts and materials, and all other parts and materials, used in or relating to the Business, including, without limitation, all inventories of computer program code (in all media) and materials and program documentation (collectively, the "Inventory");

                          (e) All rights in and to any requirements, processes, formulations, methods, technology, know-how, formulae, trade secrets, trade dress, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Seller in connection with the Business (the assets described in Sections 1.1(e) through 1.1(h) are referred to as the "Intangible Property Rights");

                          (f)     All patents, copyrights, tradenames,
         trademarks and service marks of Seller used in the Business, all of which have been listed by Seller on Schedule 1.1(f), and all applications therefor, and all documentation embodying, representing or otherwise describing any of the foregoing;

                          (g) All rights in and to the customer lists, parts lists, vendor lists, promotion lists, marketing data and other compilations of names and data developed in connection with the Business, and which shall be delivered by or on behalf of Seller to Buyer at or prior to the Closing;

                          (h) All of Seller's rights in and to the computer software programs (including software licensed to Seller) used in connection with the Business or developed or under development by, or on behalf of, Seller in connection with the Business and identified on
         Schedule 1.1(h), including the source code and object code for such software, and all technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials in any and all languages ("Technical Documentation"), in each case to the extent that Seller possesses and has a right to possess and transfer the same;

                          (i) All cash, whether on hand, in banks or other depository accounts, or transit, accounts and notes receivable, negotiable instruments of or made payable to Seller, advanced payments, claims for refunds and deposits and other prepaid items of Seller;

                          (j) All accounts receivable schedules, lists, files, books, publications, and other records and data used in connection with the Business;

                          (k)     All causes of action, claims, suits,
         proceedings, judgments or demands, of whatsoever nature, of or held by Seller against any third parties with respect to the Business;





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                          (l)     All goodwill associated with the Business and
         the Purchased Assets, including the Intangible Property Rights; and

                          (m) Seller's Non-Competition Agreement referenced in Section 3.5 hereof.

                 1.2 EXCLUDED ASSETS. Set forth in Schedule 1.2 is a list and description of assets owned by Seller which shall not be sold, but shall be retained, by Seller (the "Excluded Assets"). The Purchased Assets shall not include any of the Excluded Assets. Seller shall give Buyer reasonable access upon request, at any time after the Closing, to any records of Seller included in the Excluded Assets insofar as they relate to the Business or the Purchased Assets.

                 1.3 ASSUMED OBLIGATIONS. Buyer hereby agrees to assume only: (i) those liabilities specifically set forth in Schedule 1.3 (collectively, the "Assumed Liabilities"); and (ii) those liabilities and obligations arising after the "Closing Date" (as defined below) under the Assumed Contracts (which, together with the Assumed Liabilities, shall sometimes be referred to herein collectively, as the "Assumed Obligations"). The Assumed Obligations shall not include, and Seller covenants that Buyer shall not be liable or responsible for, any obligations or liabilities arising out of any act or omission of Seller under any Assumed Contract, regardless of when such liability or obligation is asserted. Seller represents and warrants that Seller is not in default under any Assumed Obligation, and Buyer shall not be obligated to assume any Assumed Obligation which is in default as of the Closing Date.

         2.      LIABILITIES NOT ASSUMED.

                 Except for the Assumed Obligations, Seller agrees that Buyer will not assume or perform, and Seller shall remain responsible for and shall indemnify, hold harmless and defend Buyer from and against, any and all liabilities and obligations of Seller, whether known or unknown, and regardless of when such liabilities or obligations arise or are asserted, including, without limitation, any obligations or liabilities of Seller with respect to the following:

                          (a) With the exception of vacation pay (for which Seller shall accrue through the Closing Date and for which Buyer shall assume responsibility to the extent set forth in the schedule of liabilities to be delivered by Seller to Buyer pursuant to Section 7.9 below), any compensation or benefits payable to employees of Seller, including, but not limited to, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan, any severance pay or other termination costs due to employees of Seller or any of Seller's obligations to its employees for salaries and holiday and sick pay accrued and unpaid as of the Closing Date;

                          (b) All federal, state, local, foreign or other taxes, including without limitation any income, sales, use, personal property and other taxes which may become payable as a result of the transactions contemplated by this Agreement;





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                          (c)     Injuries to or the death of any person, or
         any employee of Seller, that (i) has occurred or may occur, prior to Closing, in connection with the Business, or (ii) has occurred prior hereto or may occur hereafter in connection with any other business conducted, or any other operations engaged in, by Seller, even if not discovered until after the Closing Date;

                          (d) All liens, claims and encumbrances on any of the Purchased Assets and all obligations and liabilities secured thereby;

                          (e) All obligations of Seller for borrowed money, or incurred in connection with the purchase, lease or acquisition of any assets, and any obligations of a similar nature incurred by Seller, including without limitation the obligations of Seller pursuant to the subordinated notes payable to certain of its stockholders (the "Subordinated Notes"), including the current maturities thereof;

                          (f) Any accounts or notes payable or similar indebtedness incurred by Seller;

                          (g) Except as otherwise provided by Section 7.11 below, any claims, demands, actions, suits, legal proceedings, obligations or liabilities arising from Seller's operation of the Business, including, but not limited to, those set forth in Schedule 4.13, or arising from any other business or operations of Seller, whether conducted prior to or after the Closing, whether such claims, demands, actions, suits, legal proceedings, obligations or liabilities are presently pending or threatened or are threatened or asserted at any time after the date hereof and whether before or after the Closing;

                          (h)     Fees payable to Seller's agents or
         representatives for strategic partnerings, or other transactions;

                          (i) Any legal, accounting or other fees or expenses of Seller or its stockholders relating to or arising from the transactions contemplated hereby; and

                          (j)     Any liabilities arising out of the
         termination by Seller of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated hereby.

         3.      PURCHASE PRICE AND TERMS OF PAYMENT.

                 3.1 PURCHASE PRICE. As consideration for the sale to Buyer of the Purchased Assets, Buyer shall pay to Seller an amount equal to Four Million One Hundred Fifty Thousand Dollars ($4,150,000) (the "Purchase Price"), of which amount Three Million Five Hundred Thousand Dollars ($3,500,000) shall be paid to Seller on Tuesday, January 2, 1996 by wire transfer and Six Hundred Fifty Thousand Dollars ($650,000) will be deposited with the Escrow Agent (as such term is defined in Section 3.2 below).





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                 3.2      ESCROW.  On Tuesday, January 2, 1996, Buyer shall
deliver to, and cause to be directly deposited with, Silicon Valley Bank (the "Escrow Agent"), for the account and future potential benefit of Seller, cash in the amount of Six Hundred Fifty Thousand Dollars ($650,000), which amount, together with all interest and other amounts earned thereon, shall be referred to as the "Escrowed Funds." The Escrowed Funds shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement, in substantially the form attached hereto as EXHIBIT A (the "Escrow Agreement'), by and among Buyer, Seller and the Escrow Agent.

                 3.3      PURCHASE PRICE ADJUSTMENT.

                          (a)     DETERMINATION OF CLOSING NET WORTH.
Promptly, and in any event within 45 days after the Closing, Buyer shall prepare and, at its expense, shall engage Deloitte & Touche LLP ("D&T") to audit or review, at Buyer's option, a balance sheet (the "Closing Balance Sheet") as of December 30, 1995 in order to determine the net worth of the Seller as of December 30, 1995 (the "Closing Net Worth"), and shall present the Closing Balance Sheet to Seller. For purposes hereof, the Closing Net Worth shall mean the amount by which (i) the aggregate dollar amount of the historical net book values of the Purchased Assets of the Seller as of December 30, 1995 exceeds (ii) the sum of the liabilities of the Seller outstanding as of December 30, 1995 under the Assumed Obligations. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") and with the same accounting methods, practices, procedures and policies, and using the same methods of estimates and judgments, used in preparing the Fiscal 1995 Financial Statements referenced in Section 4.3 below. The Closing Balance Sheet shall not take into account any write-up in the fair value of the Purchased Assets or other adjustments required under purchase method accounting rules or customs, and shall assume that the purchase and sale of the Purchased Assets contemplated hereby has not been consummated. Upon receipt of such Closing Balance Sheet, Seller and Seller's representatives, at Seller's sole expense, shall have the right to review the work papers of D&T utilized in preparing the Closing Balance Sheet and other relevant documents, and to discuss related matters with representatives of Buyer and D&T. The Closing Balance Sheet shall be conclusive and binding upon Seller unless Seller presents to Buyer within 15 days after receipt of the Closing Balance Sheet written notice of disagreement specifying in reasonable detail the nature and
extent of the disagreement.   If Buyer and Seller are not able to resolve their
disagreement with respect to the Closing Balance Sheet within 15 days after Buyer receives a timely notice of disagreement, the items of disagreement shall be submitted to binding resolution by either (i) an independent accounting firm selected within five days thereafter by agreement of Seller and Buyer or (ii) in the event Seller and Buyer have been unable to select a firm by agreement within the prescribed time period, a "Big Six" accounting firm selected by lot, after eliminating D&T and any other "Big Six" accounting firm that has, in the prior three years, been engaged to provide accounting or tax advisory services to Seller or Buyer or any of their respective subsidiaries or affiliates. The determination of any accounting firm so selected (the "Review Accountants") with respect to the matters in dispute shall be conclusive and binding upon the parties. Buyer and Seller shall each pay one-half of the fees and expenses of any Review Accountants selected to resolve any such dispute. The Closing Balance Sheet shall be deemed to be binding on Buyer and Seller upon (i) Seller's failure to deliver to Buyer a notice of disagreement within 15 days after receipt of the Closing Balance Sheet prepared by or on behalf of Buyer,
(ii) resolution of any disagreement by mutual agreement of the parties after a timely





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notice of disagreement has been delivered to Buyer, or (iii) notification of a final determination of the items of disagreement submitted to the Review Accountants.

                          (b)     ADJUSTMENT OF PURCHASE PRICE.
Notwithstanding Sections 3.1 and 3.2 above, the Purchase Price shall be reduced by an amount equal to the amount, if any, by which One Million Dollars ($1,000,000) exceeds Seller's Closing Net Worth (the "Reduction Amount").
Buyer and Seller shall jointly direct the Escrow Agent to offset the Reduction Amount, if any, against the Escrowed Funds and to promptly disburse the Reduction Amount to Buyer, all in accordance with the Escrow Agreement. Notwithstanding the foregoing, the Reduction Amount shall in no event exceed the then remaining amount of the Escrow Fund and the sole source of recovery therefor shall be the Escrow Fund under the Escrow Agreement.

                 3.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be preliminarily allocated among the Purchased Assets as set forth in EXHIBIT B attached hereto. After receipt by the parties of the Closing Balance Sheet pursuant to Section 3.3, the parties shall amend such preliminary allocation, if necessary, to conform the Purchase Price allocation to the Closing Balance Sheet and the as-adjusted Purchase Price. The parties hereto shall report consistent with such preliminary or final allocation on all income tax returns, and will comply with, and furnish the information required by
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder.

                 3.5 NON-COMPETITION AGREEMENT. At the Closing, Seller shall enter into a Non-Competition Agreement, in the form of EXHIBIT C hereto, with Buyer (the "Non-Competition Agreement"). A portion of the Purchase Price, as set forth in EXHIBIT B, constitutes the consideration therefor.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Except as disclosed in the Schedules delivered concurrently herewith by reference to the specific Section or Sections hereof to which the disclosure pertains, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

                 4.1 AUTHORITY AND BINDING EFFECT. Seller has the full corporate power to execute and deliver this Agreement and each agreement referenced herein to which it is a party and to consummate the transactions contemplated by, and comply with its obligations under, such agreements. This Agreement and each agreement referenced herein to which Seller is a party, and the consummation by Seller of its obligations herein and therein, have been duly authorized by all necessary corporate action of Seller, including, without limitation, the approval of its stockholders in accordance with applicable law. This Agreement has been duly executed and delivered by Seller, and Seller has duly executed and delivered the agreements referenced herein to which it is a party. This Agreement is, and upon its execution and delivery of the Escrow Agreement and the Non-Competition Agreement will be, the valid and binding agreements of Seller. This Agreement, the Escrow Agreement and the Non-Competition Agreement shall be enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by
(i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, and (ii) general principles of equity relating to the availability of equitable remedies. No further action is required to be taken by Seller, nor is it necessary for Seller to obtain any action, approval or consent by or from any third persons, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement and each





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agreement referenced herein to which it is a party, except for the consents of third parties to the assignment and assumption of the Assumed Contracts which shall be obtained by Seller on or before the Closing (unless waived by Buyer). Such consents are set forth in Schedule 4.8 hereto.

                 4.2 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing as a foreign corporation in the Commonwealth of Massachusetts and in each other jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership or leasing of its assets and the failure to be so qualified would have a material adverse effect on Seller or the Business. Seller does not own any stock or other equity interest in any other corporation or entity. Seller has the legal right, corporate power and authority, and all licenses and other permits, required to operate the Business as now conducted and to own, use and sell the Purchased Assets. Seller has delivered to, or made available for inspection by, Buyer or its counsel true, correct and complete copies of (i) Seller's charter documents and all amendments thereto; (ii) Seller's Bylaws and all amendments thereto, duly certified by its corporate secretary; (iii) Seller's minute and stock books; and (iv) all agreements, commitments or understandings, written or oral, if any, restricting the transfer of or otherwise pertaining to the Purchased Assets or the Business. No actions, proceedings or transactions have been commenced or undertaken by Seller which give or would give rights to any person, other than Buyer, in any of the Purchased Assets or interfere with the consummation of the transactions contemplated by this Agreement.

                 4.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer financial statements of Seller consisting of (i) an audited balance sheet and related audited statement of income as of and for the fiscal year of Seller ended April 30, 1995 (the "Fiscal 1995 Financial Statements"), and (ii) an unaudited balance sheet and related statement of income as of, and for the seven-month period ended November 30, 1995 (the "Interim Financial
Statements") (the Fiscal 1995 Financial Statements and the Interim Financial Statements are collectively referred to herein as the "Financial Statements"). True, correct and complete copies of the Financial Statements are attached as
Schedule 4.3A hereto. Except as otherwise set forth in the footnotes contained therein or in Schedule 4.3B, the Financial Statements were prepared in accordance with GAAP and fairly present the financial condition of Seller and the results of its operations as of the relevant dates thereof and for the respective periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments which would not be material. Except as set forth in Schedule 4.3B, Seller does not have any debts, obligations, liabilities or commitments of any nature, whether due or to become due, absolute, contingent or otherwise, that are not shown on the November 30, 1995 balance sheet delivered pursuant hereto, other than liabilities incurred after November 30, 1995 in the ordinary course of business and consistent with past practice. Such post-November 30, 1995 liabilities that are not set forth in Schedule 4.3B do not exceed $10,000 (net of payments made by Seller in the ordinary course of business on the liabilities shown on the November 30, 1995 balance sheet) in the aggregate and have not had and are not expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations or prospects of Seller or the Business.





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                 4.4      ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Schedule 4.4 hereto, during the period from November 30, 1995 to the date hereof, there has not been with respect to or affecting Seller or the Business:

                          (a) any amendment, termination or revocation, or any threat known to Seller of any amendment, termination or revocation, of any material contract or agreement to which Seller is, or at any time since May 1, 1994 was, a party, or of any license, permit or franchise required for the continued operation of the Business as it was conducted since April 30, 1995;

                          (b) except for the transactions contemplated hereby, any sale, transfer, mortgage, pledge or subjection to lien, charge or encumbrance of any kind, of, on or affecting any of the Purchased Assets, except sales or utilization of Inventory that have been made in the ordinary course of the Business and consistent with past practices, and liens for current taxes not yet due and payable;

                          (c) other than as contemplated in connection with the transactions contemplated hereby, any increase in the compensation paid or payable or in the fringe benefits provided to any employees of Seller;

                          (d) any damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets;

                          (e) the incurrence of any indebtedness, either for borrowed money or in connection with any purchase of assets, or otherwise, that is not reflected in the November 30, 1995 balance sheet and individually or in the aggregate involves more than $50,000;

                          (f) any purchase or lease, or commitment for the purchase or lease, of equipment, machinery, leasehold improvements or other capital items not disclosed in the Interim Financial Statements which involves amounts exceeding $50,000 individually or $50,000 in the aggregate, or which is in excess of or represents a departure from the normal, ordinary and usual requirements of the Business;

                          (g) the execution by Seller of any agreement or contract that is, or could reasonably be expected to become, material to the Business; or

                          (h) the occurrence subsequent to November 30, 1995 of any other event or circumstance which might materially and adversely affect any of the Purchased Assets, the Business or the ability of Seller to consummate the transactions contemplated hereby.

                 4.5      THE PURCHASED ASSETS.

                          (a)     TITLE TO AND ADEQUACY OF PURCHASED ASSETS.
Except as disclosed on Schedule 4.5 hereto, Seller has, and at the Closing Seller will convey and transfer to Buyer, good, complete and marketable title to all of the Purchased Assets, free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges,





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
restrictions, conditions, conditional sale contracts and any other adverse interests. Except as set forth on Schedule 4.5, all of the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use and sell to Buyer all of the Purchased Assets without interference from others. The Purchased Assets constitute all the assets, properties, rights, privileges and interests necessary for Buyer to own and operate the Business substantially in the same manner as it has been conducted by Seller during the past twelve (12) months.

                          (b)     TANGIBLE ASSETS.  Schedule 1.1(a) is a list
of all of the Tangible Assets used in the Business, other than any Tangible Asset the replacement cost of which would be less than $1,000 or which is not of material importance to Seller's operation of the Business. The Tangible Assets are in good working order and condition, ordinary wear and tear excepted, have been properly maintained, are suitable for the uses for which they are being utilized in the Business, do not require more than regularly scheduled maintenance in the ordinary course, consistent with Seller's established maintenance policies, to keep them in good operating condition and comply with all requirements under applicable laws or regulations which govern the use and operation thereof, or any conditions imposed on Seller or its operations under any permit, license, franchise or service contract.

                          (c)     INTANGIBLE PROPERTY RIGHTS.

                                  (i)      The Intangible Property Rights are
the only material intangible property used by Seller in the Business, and from and after the Closing Date Buyer shall have the right to use all of the Intangible Property Rights in the Business consistent with Seller's use of the Intangible Property Rights in the Business. Seller owns, or holds adequate licenses, or other rights to use, all of the Intangible Property Rights, such use does not conflict with, infringe on or otherwise violate any rights of any other person and Seller has taken all necessary or appropriate actions to protect the Intangible Property Rights. Except as disclosed in Schedule 4.5, all of such licenses and rights are transferable to Buyer without cost or liability to Buyer and will be included in the Purchased Assets being sold to Buyer hereunder. Except as set forth on Schedule 4.5, Seller has not granted, transferred or assigned any right, license or interest in any of its Intangible Property Rights or entered into any contracts, agreements, licenses or other commitments or arrangements with respect to the marketing, distribution, licensing, or promotion of Seller's software programs or any other Inventory, Technical Documentation, or Intellectual Property Rights by any independent salesperson, distributor, sublicensor, or other remarketing or sales
organization.   In no instance has the eligibility of any copyright to any material property included in the Intangible Property Rights been forfeited to the public domain by omission of any required notice or any other action. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any of the Intangible Property Rights on behalf of Seller either (i) have been party to a "work-for-hire" arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive and original ownership of all intellectual property rights thereby arising or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that convey to Seller full, effective and exclusive ownership of all intangible property rights thereby arising. Except as set forth in Schedule 4.5, Seller has not infringed, is not now infringing and has not received notice of any infringement, on any patent, trade name, trademark, service mark, copyright, trade secret, trade dress, design, invention, technology, know-how, process or other proprietary right belonging to any other person, firm or corporation, which infringement would have an adverse effect on any





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of the Purchased Assets or the Business.  There is no infringement by any other person of any Intangible Property Right.

                                  (ii)  Except as set forth in Schedule 4.5,
the Technical Documentation includes the source code, system documentation, statements or principles of operation, and schematics for all of Seller's software programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer. The Technical Documentation also includes any programs (including compilers), "workbenches," tools and higher level (or "proprietary") language used for the development, maintenance, and implementation of Seller's software programs. Schedule 4.5 sets forth a complete and accurate list of all of the Technical Documentation for Seller's software programs. Schedule 4.5 also sets forth all of Seller's software programs for which Technical Documentation is not available.

                                  (iii)    Seller has validly and effectively
obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in Seller's software programs and Technical Documentation. Seller has no liability for royalties, fees, payments or other obligations to any third party except as expressly set forth in Schedule 4.6. Seller's software programs and Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. Except as set forth in Schedule 4.5, Seller's software programs and Technical Documentation do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Purchased Assets.

                          (d)     LEASES.  Except as otherwise set forth in
Schedule 4.5(d), Seller does not have a fee interest in any real property.
Each of the facilities or real properties leased by Seller and used in the Business is listed on Schedule 1.1(b). Such schedule sets forth, among other things, the address of each facility or real property leased and the name and address of the landlord. Schedule 1.1(b) also contains a list of all leases under which Seller possesses or uses personal property in connection with the conduct or operation of the Business. True, correct and complete copies of all leases of real property or personal property used in the Business (collectively, the "Leases") have been delivered to Buyer. Seller is not, and as of the Closing Date will not be, in default, and no facts or circumstances have occurred, or on or prior to the Closing will occur, which through the passage of time or the giving of notice, or both, would constitute a default, under any of the Leases. In addition, Seller has delivered to Buyer true, complete and correct copies of the most recent title insurance policy and all environmental studies and reports that are in the possession of or are readily available to Seller, with respect to any of the facilities or real properties described on Schedule 1.1(b) or Schedule 4.5(d). All of the facilities owned, leased or used by Seller in connection with the Business are to the knowledge of Seller equipped in substantial conformity with laws and governmental regulations applicable to Seller or the Business. To the knowledge of Seller, the zoning of each parcel of real property, the lease for which is to be assigned by Seller to Buyer, permits, in all material respects, the presently existing improvements thereon and continuation of the business presently conducted thereon. No material changes in such zoning are pending or, to the knowledge of Seller, are threatened. Subject to any consents required therefor, the assignment of any of the Leases shall not adversely affect Buyer's quiet enjoyment and use, without disturbance, of all real and personal properties and assets that are the subject of such leases. No condemnation or similar proceedings are pending or, to the best knowledge of Seller, threatened against any of the real properties described on Schedule 1.1(b) or Schedule 4.5(d). None of the Leases contains any provisions which, after the Closing Date, would (i) hinder or prevent Buyer from continuing to use any of the properties or assets which are the subject of the Leases set forth in Schedule 1.1(b) in the manner in which they are currently used or (ii) impose any additional costs (other than scheduled rental increases) or burdensome requirements as a condition to their continued use which are not currently in effect. Except as otherwise set forth in Schedule 4.5(d) hereto, none of the Purchased Assets are held under, or used by Seller in connection with the Business pursuant to, any lease or conditional sales contract.

                          (e)     ACCOUNTS RECEIVABLE.  Seller has delivered to
Buyer (i) an accurate list, as of December 12, 1995, of all accounts and notes receivable of Seller, including any accounts or notes receivable not reflected in the November 30, 1995 balance sheet, and (ii) an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories. All such accounts and notes receivable on such listing arose from, and all accounts and notes receivable of Seller created between December 12, 1995 and the Closing will have arisen from, the sale of Seller's products or the provision of services by Seller in the ordinary course of business. All of such accounts receivable are fully collectible, net of the reserve set forth in the November 30, 1995 balance sheet, subject to year-end adjustments in the balance sheet which would not be material. Seller has not received any notice of, or know of, any counterclaim or set-off with respect to any such accounts or notes receivable, or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the contractual allowance or bad debt reserves set forth in the November 30, 1995 balance sheet.

                          (f)     INVENTORIES.  All the Inventory is of a
quality and quantity usable and saleable in the Seller's ordinary course of business, except for obsolete items, damaged items, and materials at below standard quality, all of which have been written off or written down to net realizable value so that the aggregate dollar amount of Seller's Inventory and any additional costs to complete and dispose of such Inventory as finished products will not exceed the selling price of such finished products. Since November 30, 1995, no Inventory has been sold or disposed of except through sales in the ordinary course of business consistent with past practices or as otherwise approved in writing by Buyer. All work-in-process inventory is either dedicated to firm orders or finished goods produced for stock and saleable in the ordinary course.

                 4.6 CONTRACTS, AGREEMENTS AND COMMITMENTS. Schedule 4.6 hereto contains an accurate and complete list of all contracts, agreements, leases, licenses and instruments, not otherwise disclosed in Schedule 1.1(b), to which Seller is a party or is bound and which relate to or affect any of the Purchased Assets or the Business, or which could hinder consummation of the transactions contemplated by this Agreement or would affect Buyer's title to or its ability, after the Closing, to conduct the Business as it has been conducted by Seller during the past twelve (12) months, or its ability to dispose of any of the Purchased Assets following the Closing. Schedule 1.1(b) and Schedule 4.6 include, without limitation, all contracts and agreements and all leases, licenses and instruments, which (i) grant a security interest or permit or provide for the imposition of any lien, mortgage, security interest or other encumbrance on, or provide for the disposition of, any of the Purchased Assets; (ii) require the consent of any third party to, or would be violated by, the consummation by Seller of the transactions contemplated by this Agreement, or (iii) would restrict the use or disposition by Buyer after the Closing of any of the Purchased Assets. True, correct and complete copies of all items so listed in

Schedule 1.1(b) and Schedule 4.6 have been furnished to Buyer. Each of such contracts, agreements, leases, licenses and instruments so listed, or required to be so listed, in Schedule 1.1(b) or Schedule 4.6 is a valid and binding obligation of Seller and, to the Seller's knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. Except as otherwise set forth in Schedule 1.1(b) or
Schedule 4.6 hereto, there have not been any defaults by Seller or, to the best knowledge of Seller, defaults or any claims of default or claims of nonenforceability by the other party or parties which, individually or in the aggregate, would have a material adverse effect on the Business or any of the Purchased Assets, and there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by Seller, or to the best knowledge of Seller, by the other party or parties, under any of such contracts, agreements, leases, licenses and instruments or would cause a creation of a lien, security interest or encumbrance upon any of the Purchased Assets or otherwise materially and adversely affect any of the Purchased Assets or the Business.

                 4.7      LABOR AND EMPLOYMENT AGREEMENTS; FRINGE BENEFIT
PLANS.

                          (a)     Schedule 4.7 sets forth the name of each
director and officer of Seller and of each employee of Seller, together with a description of all compensation and benefits that are payable to such individuals as a result of their employment by or association with Seller. Seller has furnished to Buyer a copy of its employee handbook and a description, in writing, of all employment or personnel policies not set forth in such handbook.

                          (b)     Schedule 4.7 hereto contains a list of any
collective bargaining or other labor, employment, deferred compensation, bonus, retainer, consulting, or incentive agreement, plan or contract, and all written or other personnel policies, of Seller or to which Seller is subject or bound. True, correct and complete copies of any such agreements, plans, contracts and policies listed in Schedule 4.7 hereto have been furnished to Buyer. Except to the extent set forth in Schedule 4.7, (i) there has been no strike or other work stoppage by, nor to the best knowledge of Seller has there been any union organizing activity among, any of the employees of Seller during the past five
(5) years; (ii) Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice where non-compliance would have a material adverse effect on the Business; and (iii) there is no unfair labor practice complaint pending or, to the best knowledge of Seller, threatened against Seller, nor, to the best knowledge of Seller, is there any factual basis for any such complaint.

                          (c)     Schedule 4.7 hereto also contains a complete
list of Seller's Employee Plans. True, correct and complete copies or descriptions of such Employee Plans have been delivered to Buyer. For purposes of this Section 4.7, the term "Employee Plan" includes all present (including those terminated or transferred within the past five (5) years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code. The term Employee Plan includes, but is not limited to, pension, retirement, termination or severance plan or arrangement, profit sharing, stock option, stock bonus, and nonqualified deferred compensation plans and includes any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA. The term Employee Plan also includes, but is not limited to, disability, medical, dental, health insurance, life insurance, incentive plans, vacation benefits, and fringe benefits. Any and all tax returns, reports, forms or other documents required to be filed by Seller under applicable federal, state or local law with respect to the Employee Plans set forth on
Schedule 4.7 have been timely filed and are correct and complete in all material respects; and any and all amounts due by Seller to any governmental agency or entity with respect to the Employee Plans have been timely and fully paid.

                          (d)     Except as set forth in Schedule 4.7, all
Employee Plans are now, and have always been, established, maintained and operated in accordance in all material respects with all applicable laws (including, but not limited to, ERISA and the Code) and all regulations and interpretations thereunder and in accordance in all material respects with their plan documents. All communications with respect to each Employee Plan by any person (including, but not limited, to the members of any plan committee, all plan fiduciaries, plan administrators, Seller and its management, and Seller's employees) accurately reflect in all material respects the documents and operations of each such Employee Plan. Each funded Employee Plan providing for payment of deferred compensation is and always has been qualified under
Section 401 of the Code. The Internal Revenue Service has issued one or more determination letters with respect to each funded Employee Plan stating that, from the inception of each such Employee Plan, such Employee Plan has been and is qualified under Section 401 of the Code and each trust maintained in connection with each such Employee Plan has been and is exempt under Section 501 of the Code. Except as set forth in Schedule 4.7, there is no unfunded liability for vested or nonvested benefits under any funded Employee Plan, and all contributions required to be made to or with respect to each Employee Plan have been completely and timely paid. All reports, forms and other documents required to be filed with any governmental entity with respect to any Employee Plan have been timely filed and, to the best knowledge of Seller, are accurate. There have been no filings with respect to any Employee Plan with the Pension Benefit Guaranty Corporation ("PBGC"). No liability to the PBGC has been incurred or is expected with respect to any Employee Plan except for insurance premiums, and all insurance premiums incurred or accrued up to and including the Closing Date have been or will be timely paid by Seller. No amount is, and as of the Closing Date no amount will be, due or owing from Seller to any "multiemployer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom. To the Seller's knowledge, there has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Employee Plan, or which would constitute a "reportable event" within the meaning of Section 404(3) of ERISA and the regulations and interpretations thereunder. There has been no merger, consolidation, or transfer of assets or liabilities (including, but not limited to, a split-up or split-off) with respect to any Employee Plan. There is and there has been no actual or, to the best knowledge of Seller, anticipated, threatened or expected litigation or arbitration concerning or involving any Employee Plan. No complaints to or by any governmental entity have been filed or, to the best knowledge of Seller, have been threatened or are expected with respect to any Employee Plan. No Employee Plan or any other person has any liability to any plan participant, beneficiary or other person under any provision of ERISA, the Code or any other applicable law by reason of any action or failure to act in connection with any Employee Plan. There has been no prohibited transaction as described in Section 406 of ERISA and Section 4975 of the Code with respect to any Employee Plan. No Employee Plan provides medical benefits to one or more former employees (including retirees), other than benefits required to be provided under Section 4980B of the Code. There is no contract, agreement or benefit arrangement covering any employee of Seller which individually or collectively would constitute an "excess parachute payment" under Section 280G of the Code.

                 4.8 CONFLICTS. Except as described on Schedule 4.8 hereto, neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement or any of the agreements referenced herein to which Seller is a party will or could result in any of the following:

                          (a) a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the respective charter, bylaws or other governing instruments of Seller, or any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which Seller is a party or by which the Business or any of the Purchased Assets is bound;

                          (b) the termination of any contract, lease, agreement, or commitment, or the acceleration of the maturity of any indebtedness or other obligation of Seller;

                          (c) the creation or imposition of any lien, charge or encumbrance on any of the respective assets or properties of Seller, including any of the Purchased Assets;

                          (d) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which Seller is a party or by which any of their respective properties or any of the Purchased Assets or the Business is bound;

                          (e) a loss or adverse modification of any license, franchise, permit, other authorization or right (contractual or other) to operate, granted to or otherwise held by Seller or used in the Business, which would have a material adverse effect on the Business or Buyer; or

                          (f) the cessation or termination of any other business relationship or arrangement between Seller and any third party that is material to the Business, or its operating results, condition (financial or other) or prospects or any of the Purchased Assets.

                 4.9 INSURANCE. Schedule 4.9 contains an accurate description (including liability limits, deductibles and coverage exclusions) of all policies of fire, general liability, property, worker's compensation, product liability, errors and omissions and other forms of insurance maintained by or on behalf of Seller in connection with the Business as protection for the Purchased Assets and the Business. Except as set forth in Schedule 4.9 hereto, all of such policies are now in full force and effect and policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past five (5) years. Seller has not received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion.

                 4.10     TAXES AND TAX RETURNS.

                          (a)     Except as set forth on Schedule 4.10: (i)
Seller has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it; (ii) Seller has duly paid all Taxes (as hereafter defined) due or claimed to be due from it with respect to such Tax Returns (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the best knowledge of Seller, threatened, nor any audit of the records of Seller being made or, to the best knowledge of Seller, threatened by any taxing authority; (iii) to the best knowledge of Seller, there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes by Seller; (iv) each Tax Return previously filed by Seller, or filed by Seller prior to the Closing, relating to any period up to the Closing Date, correctly sets forth, or will set forth, the amount of Taxes payable by Seller with respect to such Tax Return; and (v) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. The respective amounts set up as provisions for Taxes, if any, on the November 30, 1995 Balance Sheet of Seller included in the Financial Statements are sufficient for the payment of all unpaid Taxes of Seller accrued for or applicable to the periods ended on such date and all years and periods prior thereto and for which Seller, at those dates, may have been liable, subject to normal year-end adjustments that would not be material. Except as set forth in
Schedule 4.10, Seller has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, stockholders, or other third parties and has also paid all employment taxes as required under applicable laws.

                          (b)     Except as set forth in Schedule 4.10, Seller
has not waived any statute of limitation in respect of any Taxes or assessments by any federal, state, county, local, foreign or other taxing jurisdiction or agreed to any extension of time with respect to an assessment or deficiency in any Tax. Seller has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations.

                          (c)     Except as set forth in Schedule 4.10, (i)
Seller has not made any payments, and Seller is not obligated to make any payments, and Seller is not a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible under Section 280G of the Code, (ii) Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (iii) Seller is a not party to any allocation or tax sharing agreement.

                          (d)     Except as set forth in Schedule 4.10, Seller
(i) is not now required or has ever been required to file a consolidated or combined state or federal income Tax Return with any other person or entity and
(ii) is not liable for the Taxes of any person under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                          (e)     For purposes of this Agreement, the term
"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

                          (f)     For purposes of this Agreement, the term "Tax
Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 4.11     COMPLIANCE WITH LAW/PERMITS.

                          (a)     Except as set forth in Schedule 4.11(a)
hereto, Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on the Business or any of the Purchased Assets. Except as disclosed in Schedule 4.11(a) hereto, and without limiting the generality of this Section 4.11(a), there are no unresolved (i) proceedings or investigations instituted or, to the best knowledge of Seller, threatened, by any such governmental authorities against Seller or relating to the Business, or (ii) citations issued or, to the best knowledge of Seller, threatened against Seller or the Business by any governmental authorities, or (iii) other notices of deficiency or charges of violation brought or, to the best knowledge of Seller, threatened against Seller or the Business, including under any federal or state regulation or otherwise, which could have, individually or in the aggregate, a material adverse effect on the Business or any of the Purchased Assets, or interfere with the maintenance, or the transfer or reissuance to Buyer, of the permits, licenses, franchises, certificates, authorizations or any right to operate held by Seller; and, to the best knowledge of Seller, there are no facts or circumstances upon which any such proceedings, investigations, citations, notices, disallowances or charges may be instituted, issued or brought hereafter.

                          (b)     Schedule 4.11(b) contains a true, correct and
complete list of all governmental licenses, permits, authorizations, franchises, or certificates or rights (contractual or other) to operate the Business, that are held by Seller (collectively, "Licenses and Permits"). Such Licenses and Permits are the only licenses, permits, authorizations, franchises, certificates and rights to operate required for operation of the Business, as it has been conducted since January 1, 1994. Except as set forth on Schedule 4.11(b), all of such Licenses and Permits are at the date hereof, and will be as of the Closing, in full force and effect and the continuing validity and effectiveness of such Licenses and Permits will not be affected by the sale of the Purchased Assets to Buyer. Seller has provided Buyer with true, correct and complete copies of each License and Permit listed in Schedule 4.11(b). Seller is in compliance in all material respects with all conditions or requirements imposed by or in connection with such Licenses and Permits and with respect to its use of the Purchased Assets and operation of the Business, and Seller has not received any notice, nor does Seller have any knowledge or reason to believe, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits or that valid grounds for any such cancellation, termination or modification currently exist, except that, by reason of change of ownership of the Business, the Licenses and Permits listed in Schedule 9.1 will have to be transferred or reissued to Buyer. Assuming proper and timely submission by Buyer of applications therefor and reasonable cooperation by Buyer with the appropriate authorities, Seller has no reason to believe that Buyer will not be able to obtain, by transfer or initial application, the Licenses and Permits now held by Seller on substantially the same terms and conditions as are now applicable to Seller, for the use of the Purchased Assets and operation of the Business, commencing as of the Closing, as those contained in Schedule 4.11(b).

                 4.12     LITIGATION AND PROCEEDINGS.  Except as set forth in
Schedule 4.12 hereto, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of Seller, threatened against Seller which (i) could reasonably be expected to affect adversely any such party's ability to perform its obligations under this Agreement or the agreements referenced herein or complete any of the transactions contemplated hereby or thereby, or (ii) involves the reasonable possibility of any judgment or liability, or which may become a claim, against Buyer, the Business or any of the Purchased Assets prior to or subsequent to the Closing Date, and Seller knows of no facts or circumstances which are reasonably likely to be the basis for the assertion of any such claims or causes of action against Seller or Buyer. Except as set forth in Schedule 4.12, Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller, any of its assets or the Business.

                 4.13     CERTAIN TRANSACTIONS.  Except as set forth in
Schedule 4.13 , there are no existing or pending transactions, nor are there any agreements or understandings, with any stockholders, officers, directors, or employees of Seller, or any person or entity affiliated with any of them (collectively, "Affiliates"), relating to, arising from or affecting the Business, or any of the Purchased Assets, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies, or the sale, lease or use of any of the Purchased Assets, with or without adequate compensation, in any amount whatsoever. No existing or former stockholder, director, officer or employee of Seller has any claims against or disputes with Seller which could result in the imposition of any liability or judgment against the Business or any of the Purchased Assets.

                 4.14 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in Schedule 4.14, Seller has complied with, and the operation of the Business and the use of the Purchased Assets are in compliance with, in all material respects, all federal, state, local and regional statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Business or any of the Purchased Assets (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received, nor is any such notice pending or, to the best knowledge of Seller, threatened. Except as set forth in Schedule 4.14, to the Seller's knowledge no underground or above-ground storage tanks or surface impoundments are located on any of the real properties that are used, operated, leased or owned by Seller and (i) except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances during the ownership or occupancy thereof by Seller or, to the best knowledge of Seller, prior to such ownership or occupancy, and (ii) in no event has there been to Seller's knowledge any generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances that has resulted in or is reasonably likely to result in a material adverse effect on the Business or any of the Purchased Assets. Seller has not received any notice or claim to the effect that it is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the Business or any of the Purchased Assets, and none of the operations of the Business is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any of the real properties leased, used, operated or owned by Seller in connection with the Business or at any other properties as a result of the operations of the Business. Seller has not disposed, or had disposed of on its behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage and disposal facility and, to the best knowledge of Seller, each such facility is currently, and at the time of such disposal was, licensed and operating in compliance in all material respects with all applicable laws, is not currently listed, or to Seller's knowledge threatened to be listed, on any state or federal "superfund" list and there is no proceeding, inquiry or investigation, formal or informal, with respect to any release or threatened release of any toxic or hazardous substances at any such site. For the purposes of this Section 4.14, "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), as amended, and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

                 4.15 OPERATIONAL RESTRICTIONS. Seller is not a party to any undisclosed agreement or instrument or subject to any undisclosed charter or other corporate restriction or any undisclosed judgment, order, writ, injunction, decree, or order, which materially adversely affects, or in the future could reasonably be expected to adversely affect, the Business, or any of the Purchased Assets or the ability of Seller to transfer the Purchased Assets to Buyer pursuant to the terms of this Agreement. Except as disclosed in Schedule 4.15, Seller knows of no facts, circumstances or events which result, or with the passage of time may result, in any material adverse change in the condition (financial or other), operating results, business or prospects of the Business or which might adversely affect any of the Purchased Assets.

                 4.16     ILLEGAL OR IMPROPER PAYMENTS.  During the past five
(5) years neither Seller nor to Seller's knowledge any of Seller's directors, officers or employees have, in connection with the operation of the Business:
(i) made any illegal political contribution from assets; (ii) been involved in the disbursement or receipt of corporate funds outside normal internal control systems of accountability; (iii) made or received payments, whether direct or indirect, to or from government officials, employees or agents for purposes other than the satisfaction of lawful obligations, or been involved in any transaction that has or had as its intended effect the transfer of funds or assets of Seller other than for the satisfaction of lawful obligations of Seller; or (iv) been involved in the willfully inaccurate recording of payments and receipts on the books of Seller or any other matter of a similar nature involving disbursements of funds or assets, and they are not aware of any material inaccurate recording of any payment or receipt on the books of Seller.

                 4.17 PRODUCT WARRANTIES AND LIABILITIES. Except as set forth on Schedule 4.17, Seller has not given or made any express warranties to third parties with respect to any products manufactured or sold or services performed by Seller, except for the limited warranties stated in the standard forms of warranty used by it, complete and correct copies of which are attached to Schedule 4.17. Seller does not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against Seller, whether or not fully covered by insurance, for liability on arising out of the manufacture or sale of products or the performance of services by Seller, whether based on theories of negligence or products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the ordinary course of business and as set forth on Schedule 4.17.

                 4.18 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein and the materials contained in the Schedules attached hereto do not contain any statement of a material fact that was untrue when made or omits any material fact necessary to make the information contained therein not misleading. For purposes of this Section 4, wherever there is a reference to "knowledge" or "best knowledge" of Seller, Seller will be charged only with knowledge of facts, circumstances, conditions, occurrences and events known to Paul J. Rusconi, Jonathan Rosen or John Aukshunas. Information in any one Schedule delivered pursuant hereto need not be repeated in any other Schedule; provided, that an appropriate specific cross-reference is made in the other Schedule to such information contained elsewhere in the Schedules.

         5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller, as of the date hereof and again as of the Closing Date, as follows:

                 5.1 ORGANIZATION AND RELATED MATTERS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where such qualification is necessary under applicable law as a result of the conduct of its respective business and where the failure to be so qualified would have a material adverse effect on Buyer. Buyer has the requisite corporate power and authority to carry on its business as now being conducted and to execute and deliver this Agreement and each of the agreements referenced herein to which Buyer and Seller is a party.

                 5.2 NECESSARY ACTIONS; BINDING EFFECT. Prior to the Closing Date, Buyer will have taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and each of the agreements referenced herein to which Buyer and Seller is a party. This Agreement constitutes, and upon its execution and delivery, the Escrow Agreement and the Non-Competition Agreement will constitute, the valid obligation of Buyer that is legally binding on and enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and (ii) general principles of equity relating to the availability of equitable remedies.

                 5.3 NO CONFLICTS. Except as set forth on Schedule 5.3, neither the execution and delivery, nor the performance of, this Agreement, the Escrow Agreement or the Non-Competition Agreement by Buyer will result in any of the following: (i) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Buyer, (B) any contract, lease, license, franchise, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, security or pledge agreement, or other agreement, instrument or arrangement to which Buyer is a party and which is material to Buyer (a "Material Buyer Contract"); (ii) the termination of any Material Buyer Contract or the acceleration of the maturity of any indebtedness or other monetary obligation of Buyer that is material in amount; or (iii) a violation or breach of any writ, injunction or decree of any court or governmental instrumentality to which Buyer is a party or by which any of its properties are bound or a violation of any laws or regulations applicable to Buyer, where the violation would have a material adverse effect on Buyer.

                 5.4 REPRESENTATIONS AND WARRANTIES. Each representation, warranty or statement made, or information provided, by Buyer in this Agreement, in the Exhibits or Schedules hereto, or in any certificates or documents to be delivered to Seller herewith, shall be true, complete and correct in all material respects when made and also as of the Closing Date.

         6. CONDUCT OF BUSINESS PENDING THE CLOSING. Between the date hereof and the Closing, and except as otherwise consented to by Buyer in writing, or permitted pursuant to Section 7 below, Seller covenants as follows:

                 6.1 FULL ACCESS. Subject to the provisions of Section 14 below, Seller shall afford to Buyer, its counsel, accountants, lenders and investors (and their respective accounting and legal and other authorized representatives), upon reasonable prior notice by Buyer of the identity of such representatives, full access during normal business hours to all properties, personnel and information of Seller, including, without limitation, financial statements and records, leases and agreements and tax returns of Seller, to determine that the purchase of the Purchased Assets can be consummated in accordance with applicable statutes and regulations, to verify the accuracy of the representations and warranties made herein and to fully investigate the affairs of the Business as fully as Buyer may desire. Seller shall furnish to Buyer and its representatives such information and data concerning the Purchased Assets and the operation of Business as Buyer or any such representative shall reasonably request.

                 6.2 CONDUCT OF SELLER'S BUSINESS. Unless Buyer gives its prior written consent for actions to be taken to the contrary, from the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, Seller shall:

                          (a)     OPERATION OF BUSINESS.  Operate and conduct
the Business diligently and only in the ordinary course of business consistent with past practices. Seller shall not: (i) incur any new indebtedness or increase the amount due and owing to any existing lender for borrowed money;
(ii) increase the compensation or benefits of any employee, independent contractor or agent, or adopt or amend any commission plan or arrangement or any employee benefit plan or arrangement of any type which results or may result in an increase in costs or liabilities thereunder of more than $5,000 per month, in the aggregate, above those existing on the date hereof; or (iii) lend or advance any sum or extend credit to any employee, director or stockholder or any of their respective affiliates;

                          (b)     ORGANIZATION.  Use its best efforts to retain
the services of all vendors, suppliers, manufacturers, agents and consultants used in the Business, commensurate with the requirements of the Business;

                          (c)     INSURANCE.  Maintain all insurance polices
set forth in Schedule 4.9, consistent with past practices and, unless comparable insurance is substituted therefor, not take any action to terminate or modify, nor permit the lapse or termination of, the present insurance policies and coverages of Seller as set forth in Schedule 4.9 hereto;

                          (d)     LAWSUITS, CLAIMS.  Promptly notify Buyer of,
and diligently defend against, all lawsuits, claims, proceedings or investigations that are, or which any officers of Seller, as a result of events or circumstances actually known to them, has reason to believe may be, threatened, brought, asserted or commenced against Seller or any of its stockholders, officers or directors, involving or affecting in any way the Business, any of the Purchased Assets or the transactions contemplated hereby; and not settle any action or proceeding which would materially adversely affect the Business or any of the Purchased Assets or the consummation of the transactions contemplated hereby; and not release, settle, compromise or relinquish any claims, causes of action or rights involving more than $25,000 individually or $50,000 in the aggregate which Seller may have against any other persons (except that Seller may settle its disputes with Societa Per IL Software, S.r.L. at Seller's sole expense out of the proceeds of the sale of the Purchased Assets pursuant to this Agreement);

                          (e)     CERTAIN CHANGES.  Not sell or otherwise
dispose, or enter into any agreement for the sale, of any of the Purchased Assets, except for sales of inventory and obsolete equipment in the ordinary course of business and consistent with past practices, and not permit or allow, or enter into any agreements providing for or permitting, any of the Purchased Assets to be subjected to any mortgage, security interest, pledge, option, lien, charge or encumbrance other than liens or security interests in existence on the date hereof and statutory liens to secure taxes that are not yet due and payable, all of which are listed on Schedule 4.5;

                          (f)     CONDITION OF ASSETS.  Use its best efforts to
maintain in good working order and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all of the Purchased Assets;

                          (g)     AGREEMENTS AND COMMITMENTS.  Observe and
perform all terms, conditions, covenants and obligations contained in all existing agreements between Seller and third parties the violation of which would have, individually or in the aggregate, a material adverse effect on the Business or any of the Purchased Assets; not take any action which would cause a breach or violation of or default under any material agreement, lease, contract, or other written instrument, commitment or arrangement, or under any License or Permit, judgment, writ or order, applicable to or affecting the Business or any of the Purchased Assets, and promptly notify Buyer in writing of the occurrence of any such breach or default; and not enter into any transaction with any stockholder, director or officer or any person or entity related to or affiliated with Seller;

                          (h)     CONSENTS; COMPLIANCE WITH LAWS.  Use its best
efforts to obtain and maintain all consents, assignments or approvals of, and Licenses and Permits granted by, governmental authorities and agencies and other third parties, in form and substance reasonably satisfactory to Buyer, the absence or loss of which would have a material adverse effect on the Business or any of the Purchased Assets either prior to or following the Closing; and not take any action which would result in a violation of or the noncompliance with any laws, regulations, consents or approvals applicable to the Business or any of the Purchased Assets, where such violation or noncompliance could have a material adverse effect on the Business or any of the Purchased Assets, or result in the incurrence of any material liability against the Business or any of the Purchased Assets or in the revocation, modification or loss of any License or Permit or other right needed for the operation of the Business as presently conducted by Seller;

                          (i)     TAXES.  Pay all federal, state, local and
foreign taxes (including interest or penalties, if any) assessed against Seller, the Business or any of the Purchased Assets, when due, and in any event prior to the imposition or assessment of any liens against the Business or any of the Purchased Assets;

                          (j)      DIVIDENDS, ETC.  Not declare or pay any
dividends or make any distributions with respect to, or redeem any shares of, Seller's capital stock, or accelerate the payment or prepay any indebtedness or other obligations, of Seller;

                          (k)     CORPORATE MATTERS.  No change or amendment
shall be made in the charter, Bylaws or other governing instruments of Seller or in the ownership of the outstanding capital stock or other equity interests of Seller in a manner which could interfere with the consummation of the transactions contemplated by this Agreement, nor shall Seller terminate or modify, or take any actions which it has reason to believe would result in termination or modification of, any of the agreements, contracts, leases, licenses or rights included in the Purchased Assets;

                          (l)     LIABILITIES AND EXPENSES.  Not create or
incur (whether as principal, surety or otherwise) any actual or contingent liabilities or expenses other than liabilities and expenses incurred in the ordinary course of business consistent with past practices; and

                          (m)     PAYMENT OF INDEBTEDNESS.  Not make any
payment of principal or interest on the Subordinated Notes, whether or not due, nor prepay any indebtedness or other monetary obligations nor, except in the ordinary course of business and consistent with practices, pay any short-term debt that has no specified maturity date.

                 6.3 FURNISHING OF CERTAIN INFORMATION. If requested by Buyer and at Buyer's sole expense, Seller (i) shall make, or cause to be made, available to Buyer true, correct and complete copies of Seller's historical financial statements for any periods prior to the Closing Date and such other information concerning Seller or the Business as Buyer may request; (ii) shall permit Buyer's independent public accountants to have access to the books and records of Seller so that any historical financial statements and other financial information of Seller and its subsidiaries, if any, can be reviewed or audited; and (iii) shall permit such financial statements and other information concerning Seller or the Business to be disclosed in any public filing by Buyer under or pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended ("Securities Filings"). In addition, Seller shall use its best efforts to cause Seller's independent public accountants to provide such information and assistance, including the execution and delivery of opinions and consents with respect to Seller's historical financial statements, as may be required by Buyer for inclusion in any such Securities Filings. Disclosure of such financial statements and information furnished hereunder in any Securities Filing shall not constitute a breach or violation of the confidentiality provisions of Section 14 of this Agreement.

         7.      OBLIGATIONS PENDING AND FOLLOWING THE CLOSING.

                 7.1 TERMINATION OF SECURITY INTERESTS AND LIENS. At no cost or expense to Buyer, Seller shall cause, as of the Closing Date, all security interests, liens, claims, encumbrances and adverse interests to which any of the Purchased Assets are subject (except for those listed on Schedule
4.5 and which are not otherwise specified in Schedule 4.5 to be terminated) to be terminated and all indebtedness or obligations secured thereby to be paid.

                 7.2 CONSENTS. Each party to this Agreement shall use its best efforts to obtain or cause to be obtained at the earliest practicable date and prior to the Closing Date, all consents, approvals and Licenses and Permits, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any agreement, contract, instrument or applicable law or regulation or any License or Permit to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and Licenses and Permits.

                 7.3 FURTHER ASSURANCES. Each party hereto shall execute and deliver, both before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

                 7.4 NOTICE OF BREACH. Each party to this Agreement will immediately give notice to the other parties of the occurrence of any event, or the failure of any event to occur, that results in or constitutes a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein.

                 7.5 EXCLUSIVITY/OTHER OFFERS. Unless and until this Agreement has been terminated in accordance with Section 12 below, none of Seller or any of its directors, officers, employees, agents or representatives shall provide information regarding Seller or its business, capitalization, financial condition or operating results or business plans to any person (other than to a government agency having jurisdiction over Seller), or solicit or entertain any offers or any proposal which contemplates, or enter into discussions or any agreement with respect to: (i) any sale or disposition or any mortgage or encumbrance of any of Seller's assets (except for sales of Inventory in the ordinary course of business); (ii) any sales or issuances of shares of capital stock, or rights, options or other securities that are exercisable or convertible into shares of capital stock, of Seller; (iii) any tender offer for purchase of any outstanding shares of capital stock of Seller; (iv) any merger or business combination or reorganization involving Seller; or (v) the incurrence by Seller of any indebtedness or any other transaction that would interfere with the consummation of the transactions contemplated hereby.

                 7.6 EMPLOYEES. Seller hereby authorizes Buyer to offer employment to any or all of its employees conditioned on the consummation of the sale of the Purchased Assets pursuant hereto; waives any rights Seller may have to prohibit such employees from being employed by Buyer; and shall not offer new employment to those of such employees who are offered employment by Buyer and who accept such employment.

                 7.7 TAXES. Seller shall pay all taxes of any kind or nature arising from (i) the conduct of Seller's business or operations, whether prior to or after the Closing Date, (ii) consummation of the transactions contemplated hereby, including, without limitation, all income, sales, use or similar taxes, if any, that may arise from or be assessed by reason of the sale of the Purchased Assets by Seller to Buyer, and (iii) liquidation, partial or whole, of Seller. If any taxes required under this Section 7.7 to be borne by Seller are assessed against Buyer, Buyer shall notify Seller in writing promptly thereafter and Seller shall be entitled to contest, in good faith, such assessment or charge. Notwithstanding the foregoing, Buyer may, but shall not be obligated to, pay any such taxes assessed against it but payable by Seller pursuant hereto, if Buyer's failure to do so, in the reasonable judgment of Buyer, could result in the imposition of a lien or attachment on any of the Purchased Assets or any other assets of Buyer or would constitute a violation of any agreement to which Buyer is subject, or if Seller fails to contest such assessment or charge in good faith. In the event Buyer pays any taxes which pursuant hereto are required to be borne by Seller, Buyer shall be entitled to reimbursement thereof from Seller, on demand.

                 7.8 CHANGE OF SELLER'S CORPORATE NAME. On the Closing Date, Seller shall deliver to Buyer a true, correct and complete copy of, and within one week after the Closing Date, shall cause to be filed with the Delaware Secretary of State, an amendment to its charter, adopted by its Board of Directors and stockholders and in a form legally sufficient for filing, deleting the word "LaserData" from its corporate name. Seller shall not make any use of such name or any variations thereof after the Closing Date.

                 7.9 SCHEDULES OF ACCOUNTS RECEIVABLE AND LIABILITIES. Within seven (7) days after the Closing, Seller shall deliver or cause to be delivered to Buyer:

                          (a) a detailed schedule of all unpaid accounts receivable of Seller as of December 30, 1995, which schedule shall set forth all of the accounts receivable of Seller outstanding as of the end of such day, together with an aging thereof setting forth the amounts due in respect of such receivables in 30-day aging categories up to 180 days; and

                          (b) with respect to any and all liabilities, debts and obligations of Seller, whether or not Assumed Obligations, and whether or not fixed, accrued or contingent, as of the Closing Date, the amount of such debt, liability or obligation and the name and address of the creditor, together with the name of the appropriate contact person.

Seller represents and warrants that the schedules to be delivered pursuant to this Section 7.9 shall be true, correct and accurate representations of the facts set forth therein.

                 7.10 ACCOUNTS AND NOTES RECEIVABLE COLLECTIONS. In the event Seller receives any payment after the Closing of or in respect of any accounts or notes receivable included in the Purchased Assets, Seller shall promptly deliver such payment, or the instrument of payment, with proper endorsements or assignments, to Buyer. Seller further agrees to cooperate with Buyer in notifying account obligors of the transfer of such accounts and notes receivable and instructing them to make all payments in respect thereof following the Closing to Buyer.

                 7.11 PRODUCT WARRANTIES AND LIABILITIES. Buyer shall be responsible for all customer requests made subsequent to the Closing Date for returns and allowances for credit on account of allegedly defective products which are made by customers in the ordinary course of business consistent with prior commercial practices of Seller with respect to products shipped prior to the Closing. Buyer's responsibility shall be limited to the obligations to credit or substitute product in an amount not more than the product returned and, without limiting the generality of the foregoing, shall not (a) include any loss, damage, personal injury, property damage, lost profits, consequential damages, or special damages or the like arising from or related to such allegedly defective products, or (b) even though arising in the ordinary course of business, exceed the warranty reserves established for such matters in the Interim Financial Statements.

                 7.12 EMPLOYEE MATTERS. With the exception of Paul Rusconi, the Buyer shall offer employment to all of Seller's employees (except any such employees who have given notice of termination to Seller prior to the Closing) on substantially those terms that the Seller currently employs those persons. All severance costs associated with those employees if they are terminated from the Buyer's employment will be paid by Buyer except that the Seller will reimburse the Buyer, within five (5) days of Buyer's request, for up to two weeks severance pay for former employees of Seller whose employment is terminated by Buyer on or before March 31, 1996 (up to a maximum of $20,000 in the aggregate). Seller shall retain cash in the amount of $20,000 in order to perform its obligations under this Section 7.12.

         8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations and warranties set forth in this Agreement or in any certificates delivered pursuant hereto, as the same have been modified by the information contained in the Schedules to this Agreement delivered on the date hereof by Seller to Buyer, or by Buyer to Seller, and all covenants which by their terms require performance or compliance following the Closing, shall remain in full force and effect and shall survive the Closing until (i) in the case of the representations and warranties, the expiration of the periods following the Closing Date applicable to such representations and warranties as set forth in Section 13(c) hereof, regardless of any investigation, verification or approval by any party hereto or by anyone or on behalf of any party hereto, and (ii) in the case of any such covenants, until they have been fully performed and no further performance is required with respect thereto pursuant to this Agreement, unless the party for whose benefit such covenant, representation or warranty was made waives the same in writing.

         9. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in writing by Buyer, at or before the Closing, of all the conditions set out below in this Section 9.

                 9.1      PERMITS.  Each of the governmental agencies listed in
Schedule 9.1 hereto (the "Authorities") shall have approved the transfer to Buyer of the Licenses and Permits under which Seller operates the Business, or, in the alternative, shall have approved the succession by Buyer to the Licenses and Permits, or shall have issued to Buyer new Licenses and Permits in substitution for the Licenses and Permits, in each instance on the same terms and conditions that were applicable to Seller, and without the imposition of any material conditions or requirements on Buyer that were not applicable to Seller; and the additional consents listed on Schedule 9.1 (the "Additional Consents") shall have been obtained without the imposition of any burdensome conditions or requirements. At the Closing, Seller shall represent and warrant in writing to Buyer that, except for the Licenses and Permits and Additional Consents obtained pursuant hereto, there are no other Licenses or Permits or Additional Consents that are material to the on-going operations, operating results, financial condition or prospects of the Business that have not been obtained, except those, if any, which are uniquely applicable to Buyer.

                 9.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES/COMPLIANCE WITH COVENANTS. All of the representations and warranties of Seller contained in this Agreement and the Schedules hereto, were true and correct when made and remain true and correct as of the Closing Date. Seller shall, in all material respects, have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to have been performed or complied with by Seller on or before the Closing Date.

                 9.3 NO MATERIAL ADVERSE CHANGES. Subsequent to November 30, 1995, there shall not have occurred nor shall there exist (i) any material adverse change in the financial condition, properties, assets, business or operating results or prospects of the Business from that reflected in the Interim Financial Statements, except for changes disclosed in this Agreement or in the Schedules hereto delivered with this Agreement on the date hereof; (ii) any material breach or default by any party thereto of any of the Assumed Contracts or Assumed Liabilities or any other material contracts or agreements relating to or affecting any of the Purchased Assets or the Business, the existence of which breach or default is not disclosed in this Agreement or in the Schedules delivered with this Agreement on the date hereof; (iii) any damage or loss, whether or not insured, to any of the Purchased Assets; or (iv) any other event or condition or state of facts of any character which could materially adversely affect the Business or any of the Purchased Assets.

                 9.4 ABSENCE OF LITIGATION. There shall be no pending action, suit, investigation or other proceeding before any court or by any governmental body or other authority, whether brought against any of Seller or Buyer, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Business or any of the Purchased Assets, other than as disclosed in the Schedules delivered pursuant hereto as of the date of this Agreement.

                 9.5 CERTIFICATES. Buyer shall have received the following:

                          (a) Certificates of Status, each dated as of a recent date, from the Secretaries of State of the States of Delaware and Massachusetts, and similar certificates of the appropriate state agencies of each other state in which Seller is qualified to do business, together with certificates of the appropriate state tax authorities indicating that Seller is not delinquent in the payment of income, franchise, sales or other state taxes or the filing of any tax returns;

                          (b) A certificate signed by the Chief Executive Officer and Chief Financial Officer of Seller, and dated as of the Closing Date, certifying that (i) all representations and warranties of Seller were true and correct in all material respects when made and remain true and correct as of the Closing Date; (ii) all of the respective covenants, agreements, obligations and conditions of Seller required to have been performed as of or prior to the Closing have been fully performed and complied with; and (iii) all of the conditions to Buyer's obligations under this Agreement required to be satisfied by Seller by the Closing Date have been satisfied and fulfilled; and

                          (c) A certificate signed by the Secretary of Seller and dated as of the Closing Date, as to the incumbency of each officer of Seller executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by Seller's Board of Directors and its stockholders, authorizing the execution and delivery of this Agreement, the Escrow Agreement and the Non-Competition Agreement by Seller, and the performance by Seller of its respective obligations hereunder and the consummation of the transactions contemplated thereby.

                 9.6 UCC TERMINATION STATEMENTS. Seller shall have delivered or caused to be delivered to Buyer, at or before the Closing, UCC Termination Statements and such other releases as Buyer may reasonably request, duly completed and executed by each person having any security interest, lien, claim or other encumbrances or adverse interests in or on any of the Purchased Assets (except for those listed on Schedule 4.5 and which are not otherwise specified in Schedule 4.5 to be terminated), in order to evidence the termination thereof.

                 9.7 LEGAL OPINION. On the Closing Date, Seller shall have delivered or caused to be delivered to Buyer a legal opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, in the form of EXHIBIT D hereto.

                 9.8 OTHER CONSENTS AND APPROVALS. Receipt of all consents and approvals, in addition to those referenced in Section 9.1 above, required for the consummation of the transactions contemplated by this Agreement and to permit Buyer to acquire all of the Purchased Assets pursuant hereto, without thereby violating any laws, government regulations or agreements to which Buyer is subject or is a party, in form and substance reasonably acceptable to Buyer.

                 9.9 OTHER DOCUMENTS. Seller shall have delivered to Buyer all instruments, consents, deeds, assignments and other documents called for in this Agreement, including, without limitation, a Bill of Sale in the form of EXHIBIT E hereto ("Bill of Sale"), and assignments and certificates of title for the vehicles included in the Purchased Assets, properly executed and acknowledged for transfer, and such other documents and instruments as Buyer or its counsel reasonably requests to better evidence or effectuate the transactions contemplated hereby.

                 9.10 DUE DILIGENCE. Buyer and its representatives shall have completed their legal, business and accounting review of Seller and the Business and shall be satisfied, in their sole discretion, with the results thereof.

                 9.11 ESCROW AGREEMENT. Buyer, Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                 9.12 NON-COMPETITION AGREEMENT. Buyer and Seller shall have entered into the Non-Competition Agreement.

                 9.13 CONSULTING AGREEMENT. Buyer and Paul J. Rusconi shall have executed and delivered a Consulting Agreement, containing such terms and provisions which are mutually satisfactory to Buyer and Mr. Rusconi, pursuant to which Mr. Rusconi shall agree to make himself available to Buyer for transitional consulting services for not less than the three-month period following January 2, 1996 for a monthly consulting fee of $3,333 (based on 100 hours of service at $100 per hour) plus $100 per hour for each hour of service over 100 hours.

                 9.14 EMPLOYMENT OF CERTAIN KEY EMPLOYEES. Each of John Aukshunas and Peter Gill shall have accepted offers of employment with Buyer, on terms and conditions reasonably satisfactory to Buyer, and agreed to remain in the employ of Buyer for at least one year following the Closing Date.

         10. CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, or the waiver by Seller, on or before the Closing Date, of each of the following conditions:

                 10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES/COMPLIANCE WITH COVENANTS. All of the representations and warranties of Buyer contained in this Agreement and in the Schedules hereto were true and correct when made and remain true and correct as of the Closing Date. Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

                 10.2 ABSENCE OF LITIGATION. No action, suit, investigation or other proceeding before any court or by any governmental body or other authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                 10.3 CERTIFICATES. Seller shall have received the following:

                          (a) A Certificate of Status of Buyer, dated as of a recent date, from the California Secretary of State;

                          (b) A certificate signed by the President and Chief Financial Officer of Buyer, dated as of the Closing Date, certifying that (i) all representations and warranties of Buyer were true and correct when made and remain true and correct as of the Closing; (ii) all of the covenants, agreements, obligations and conditions of Buyer required to have been performed by Buyer as of or prior to the Closing have been fully performed and complied with; and
         (iii) all of the conditions to Seller's obligations under this Agreement required to be satisfied by the Closing Date by Buyer have been satisfied and fulfilled; and

                          (c) A certificate signed by the Secretary of Buyer, dated as of the Closing Date, as to the incumbency of each officer of Buyer that has executed this Agreement or any of the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby.

                 10.4 LEGAL OPINION. Buyer shall have delivered to Seller at Closing a legal opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation, in the form of EXHIBIT F hereto.

                 10.5 ESCROW AGREEMENT. Buyer, Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         11.     CLOSING.

                 11.1 TIME, DATE AND PLACE OF CLOSING. The closing of the sale and purchase of the Purchased Assets contemplated by this Agreement (the "Closing") shall take place on Saturday, December 30, 1995, and confirmation of the Closing shall be telephonically effected by counsel for Seller and counsel for Buyer, or at such location or time or on such other date as the parties may agree to in writing (the "Closing Date"). The parties acknowledge and agree that the effective time of the purchase and sale of the Purchased Assets, of the assumption by Buyer of the Assumed Obligations and of the obligation of Buyer to pay the Purchase Price shall be deemed to be 11:59 p.m., Eastern Time, on Saturday, December 30, 1995.

                 11.2 SELLER'S OBLIGATIONS AT CLOSING. Subject to the satisfaction, or Seller's waiver, of the conditions precedent contained in
Section 10 hereof, at the Closing, Seller shall deliver, or cause to be delivered to Buyer, the following documents and instruments, in form and substance satisfactory to Buyer and its counsel:

                          (a)     The Bill of Sale, duly executed by Seller;

                          (b) Each of the certificates, opinions and other documents and instruments required to be delivered by Seller to satisfy the conditions set forth in Section 9 above;

                          (c) Evidence of the issuance of the Licenses and Permits and Additional Consents required pursuant to Section 9.1 above;

                          (d) The UCC Termination Statements, and such instruments and other documents as Buyer may request, from all persons holding security interests, liens, claims or encumbrances or any other adverse interests on any of the Purchased Assets, terminating and discharging all of such security interests, liens, claims, encumbrances and adverse interests;

                          (e) The certificates of title to each of the vehicles, if any, included in the Purchased Assets, duly endorsed for transfer to Buyer;

                          (f) The Non-Competition Agreement, duly executed by Seller;

                          (g)     The Escrow Agreement, duly executed by
         Seller;

                          (h) Records relating to all bank and other depository accounts in which Seller has deposited any funds included in the Purchased Assets, together with documents required to transfer such accounts to Buyer;

                          (i) All checks and other negotiable instruments in the possession of Seller evidencing or constituting payment of any accounts or notes receivable included in the Purchased Assets, endorsed for payment to Buyer; and

                          (j) Such other documents and instruments as Buyer or Buyer's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

                 11.3 OBLIGATIONS OF BUYER AT THE CLOSING. Subject to the satisfaction, or Buyer's written waiver, of the conditions precedent contained in Section 9 hereof, at the Closing, Buyer shall deliver the following to
Seller:

                          (a) The Non-Competition Agreement, duly executed by Buyer;

                          (b)     The Escrow Agreement, duly executed by Buyer;

                          (c)     The Bill of Sale, duly executed by Buyer;

                          (d) Each of the certificates and other documents and instruments required to be delivered by Buyer to Seller pursuant to Section 10 above; and

                          (e) Such other documents and instruments as Seller or Seller's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

On Tuesday, January 2, 1996, Buyer shall deliver the following:

                          (a) To Seller, a cashier's check or wire transfer in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000);

                          (b)     To the Escrow Agent, a cashier's check or
wire transfer in the amount of Six Hundred Fifty Thousand Dollars ($650,000), for deposit pursuant to the Escrow Agreement; and

                          (c)     To the Escrow Agent, the Escrow Agreement,
duly executed by Buyer and Seller.

         12.     TERMINATION

                 12.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time, without liability to the terminating party:

                          (a)     By mutual written consent of Buyer and
         Seller; or

                          (b) By either Buyer or Seller, if the Closing has not occurred by December 31, 1995; provided that the party so terminating is not in breach of any of its material obligations under this Agreement as of December 31, 1995.

                 12.2 PROCEDURE UPON TERMINATION. In the event of termination of this Agreement by Buyer or Seller or by both Buyer and Seller pursuant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by Buyer or Seller. In addition, if this Agreement is terminated as provided herein:

                          (a) Each party will redeliver all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                          (b) The confidentiality of all information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall be maintained in accordance with Section 14 hereof which shall survive termination of this Agreement; and

                          (c)     Except as hereinabove provided in this
         Section 12.2, the respective obligations of the parties hereto under this Agreement shall terminate; provided, that if any party hereto has breached any of its obligations or representations or warranties under this Agreement prior to the termination of this Agreement, termination of this Agreement shall not release such party from liability therefor to the other party.

         13.     INDEMNIFICATION.

                          (a)     Seller hereby agrees that it will indemnify,
hold harmless and defend Buyer and its directors, officers, stockholders, employees, agents and successors and assigns (collectively, the "Buyer's Affiliates") from and against any and all Liabilities (as hereinafter defined) that arise from or are in connection with: (i) any facts, circumstances or events, the existence or happening of which constitutes a breach of or inaccuracy in any of the representations or warranties of Seller contained in this Agreement or in any Exhibits or Schedules hereto or any certificates or other documents delivered hereunder by or on behalf of Seller; (ii) any breach or default by Seller of any of its covenants or agreements contained in this Agreement; (iii) any legal actions or proceedings that have arisen or may hereafter arise out of the business or operations of Seller, whether before or after the Closing, including, without limitation, any of the pending or threatened legal actions described in Schedule 4.12 hereto; (iv) the existence prior to the Closing Date of any toxic or hazardous substances (as defined in Section 4.14) upon, about or beneath any of the real properties used, operated, leased or owned by Seller at any time or migrating or threatening to migrate from any of such properties, or the existence of a violation of any Environmental Laws pertaining to such properties, regardless of whether the existence of such toxic or hazardous substances or the violation of the Environmental Laws arose prior to the present use, operation, leasing or ownership of such properties by Seller and regardless of whether the existence of such toxic or hazardous substances or the violation of the Environmental Laws is disclosed in this Agreement or any Schedules hereto; and (v) noncompliance with the applicable requirements of the Massachusetts Uniform Commercial Code concerning bulk transfers. The liability of Seller to Buyer pursuant to this Section 13(a) shall be subject to the limitation that: (i) Seller shall not be liable for indemnity under this Section 13 until the aggregate amount of Liabilities exceeds the sum of $25,000 (the "Threshold Amount"), whereupon Seller shall become liable to indemnify Buyer hereunder for all Liabilities in excess of such Threshold Amount; and (ii) the obligations of Seller to Buyer or the Buyer's Affiliates under this Section 13(a) shall be limited to $650,000 and is to be recovered solely and exclusively out of the Escrow Funds pursuant to the Escrow Agreement. If the Escrow Funds are reduced by the Reduction Amount due to the Purchase Price adjustment provisions of
Section 3.3 above, then the limitation on Seller's obligations under this
Section 13(a) set forth in clause (ii) of the immediately preceding sentence shall be reduced to the extent of the Reduction Amount. "Liabilities" as used in this Agreement shall mean: (Y) demands, claims, actions, suits and legal or other proceedings brought against any "Indemnified Party" (as hereinafter defined), and any judgments rendered therein or settlements thereof, and (Z) all liabilities, damages, losses, taxes, costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by any Indemnified Party, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment, and whether sustained before or after the Closing Date.

                          (b)     Buyer hereby agrees that it will indemnify,
hold harmless and defend Seller and its directors, officers, stockholders, employees, agents and successors and assigns from and against any and all Liabilities that arise from or are in connection with: (i) any facts, circumstances or events, the existence or happening of which constitutes a breach of or inaccuracy in any of the representations or warranties of Buyer contained in this Agreement or in any Exhibits or Schedules hereto or any certificates or other documents delivered hereunder by or on behalf of Buyer;
(ii) any breach or default by Buyer of any of its covenants or agreements contained in this Agreement; and (iii) any claims arising with respect to Buyer's operation of the

Business and the Purchased Assets following the Closing. The liability of Buyer to Seller pursuant to this Section 13(b) shall be subject to the limitation that Buyer shall not be liable for indemnity under this Section 13 until the aggregate amount of Liabilities exceeds the Threshold Amount, whereupon Buyer shall become liable to indemnify Seller hereunder for all Liabilities in excess of such Threshold Amount.

                          (c)     No claim for indemnification under this
Section 13 may be made by any party hereto after September 30, 1996; provided, that any claim by Buyer for indemnification relating to any taxes or tax returns or reports may be made at any time within the statute of limitations relating to such taxes or tax returns or reports, including any extensions thereof. To be effective, any claim for indemnification under this Section 13 by a party or parties entitled to indemnification (the "Indemnified Party") must be made by a written notice (a "Notice of Claim") to the indemnifying parties (the "Indemnifying Parties"), given in accordance with the provisions of Section 16 hereof, accompanied by documentation supporting the claim; provided, however, that if the Indemnified Party has made such claim prior to such expiration date, such Indemnified Party shall be entitled to recover the full amount of the Liabilities incurred by it even if that amount is not finally determined until after such expiration date. In the event of the assertion, in writing, of a third-party claim or dispute which, if adversely determined would entitle an Indemnified Party to indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Parties thereof in writing. The Indemnifying Parties may elect, by written notice to the Indemnified Party, to assume and direct, at their sole expense, the defense of any such third-party claim, and may, at their sole expense, retain counsel in connection therewith, provided that such counsel is reasonably acceptable to the Indemnified Party. After the assumption of such defense by the Indemnifying Parties with counsel reasonably acceptable to the Indemnified Party, and for so long as the Indemnifying Parties conduct such defense on a diligent and timely basis, the Indemnifying Parties shall not be responsible for the payment of legal fees incurred thereafter by the Indemnified Party (who may, however, continue to participate in the defense thereof with separate counsel); provided, that, the Indemnifying Parties shall be responsible for paying the fees and expenses of one separate counsel for the Indemnified Party if the Indemnifying Parties and the Indemnified Party have conflicting positions with respect to such third-party claim or dispute, including without limitation, by virtue of any business relationship with any third party involved in any matter related to a claim which is subject to indemnification, or if the Indemnifying Parties, on the one hand, or the Indemnified Party, on the other hand, have defenses not available to the other. If the Indemnifying Parties fail to and until the Indemnifying Parties undertake the defense of any such third-party claim or dispute, or if the Indemnifying Parties discontinue the diligent and timely conduct thereof, the Indemnified Party may undertake such defense and the Indemnifying Parties shall be responsible for reimbursing the Indemnified Party for its legal fees and expenses as and when incurred by the Indemnified Party. No party hereto may settle or compromise any such third-party claim or dispute without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld.

                          (d)     Upon receipt of a Notice of Claim, the
Indemnifying Parties shall have twenty (20) calendar days to contest their indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party (a "Contest Notice"); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Parties the amount of the Liability in respect thereof has not yet been determined, such twenty (20) day period shall not commence until a further written notice (a "Notice of Liability") has been sent or delivered by the Indemnified Party to the Indemnifying Parties setting forth the amount of the Liability incurred by the Indemnified Party that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Parties to the claim, and if the objection relates to the amount of the Liability asserted, the amount, if any, which the Indemnifying Parties believe is due the Indemnified Party. If no such Contest Notice is given with such 20-day period, the obligation of the Indemnifying Parties to pay to the Indemnified Party the amount of the Liability set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Parties. If, on the other hand, the Indemnifying Parties contest a Notice of Claim or Notice of Liability (as the case may be) within such 20-day period, the Indemnified Party and the Indemnifying Parties shall thereafter attempt in good faith to resolve their dispute by agreement. If they are unable to so resolve their dispute within the immediately succeeding thirty (30) days, such dispute shall be resolved by binding arbitration in Orange County, California, as provided in Section 17(i) below. The award of the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Upon final determination of the amount of the Liability that is the subject of an indemnification claim (whether such determination is the result of the Indemnifying Parties' acceptance of, or failure to contest, a Notice of Claim or Notice of Liability, or of a resolution of any dispute with respect thereto by agreement of the parties or binding arbitration), such amount shall be payable, in cash, by the Indemnifying Parties to the Indemnified Party who have been determined to be entitled thereto within five
(5) days of such final determination of the amount of the Liability due by the Indemnifying Parties. Notwithstanding anything to the contrary contained elsewhere in this Section 13, if the Indemnifying Parties are contesting only the amount of any Liability, then as a condition precedent to the effectiveness of any Contest Notice, the Indemnifying Parties shall pay to the Indemnified Party concurrently with the delivery of such Contest Notice the portion of the Liability which it is not contesting. Any amount that becomes due hereunder and is not paid when due shall bear interest at the Interest Rate until paid.

         14. CONFIDENTIALITY. Each party acknowledges that it may have access to various items of proprietary and confidential information of the other in the course of investigations and negotiations prior to Closing.
Except as otherwise provided in Section 6.3 above, each party agrees that any such confidential information received from the other party shall be kept confidential and shall not be used for any purpose other than to facilitate the arrangement of financing for and the consummation of the transactions contemplated herein. Confidential information shall include any business or other information which is specifically marked by the party claiming confidentiality as being confidential, unless such information (i) is already public knowledge, (ii) becomes public knowledge through no fault, action or inaction of the receiving party, or (iii) was known by the receiving party, or any of its directors, officers, employees, representatives, agents or advisors prior to the disclosure of such information by the disclosing party to the receiving party. No party hereto, nor its respective officers, directors, employees, accountants, attorneys, or agents shall intentionally disclose the existence or nature of, or any of the terms and conditions relating to, the transaction referred to herein, to any third person; provided, however, that such information may be disclosed in applications or requests required to be made to obtain any Licenses and Permits, approvals or consents needed to consummate the transactions contemplated herein or in any filings with state or federal securities agencies.

         15.     EXPENSES AND BROKER'S FEES.

                 15.1 EXPENSES. Each of the parties shall pay all legal and accounting fees, and other costs and expenses incurred or to be incurred by it in connection with the negotiation, preparation, execution, delivery and performance of its respective obligations under this Agreement and the agreements and transactions contemplated hereby; provided, however, Buyer shall not assume, pay or be responsible for, directly or indirectly, any of such fees, costs or expenses incurred by or on behalf of Seller. Seller agrees that all of such fees, costs and expenses shall be paid solely from the proceeds of purchase price to be paid by Buyer and shall not be paid prior to the Closing.

                 15.2 BROKER'S FEES. Each party represents and warrants that, except as set forth on Schedule 15.2, it has not utilized the services of, and that it does not and will not have any liability to, any broker or finder in connection with this Agreement or the transactions contemplated hereby. Seller agrees to indemnify and hold harmless Buyer, and Buyer agrees to hold harmless Seller, against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable as a result of, or in connection with, this Agreement or the transactions contemplated hereby by reason of any act, omission or statement of the indemnifying party.

         16. NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by a nationally recognized courier service, if sent by facsimile machine ("fax") or mailed, certified, return-receipt requested, postage prepaid:

                          (a)     If to Seller prior to the Closing:

                                     LaserData, Inc.
                                     300 Vesper Park
                                     Tyngsboro, MA  01879
                                     Attention:  Mr. Paul J. Rusconi, President

                                  or if to Seller after the Closing:

                                     LASD Corp.
                                     Post Office Box 711
                                     Tyngsboro, MA  01879
                                     Attention:  Mr. Paul J. Rusconi, President

                                  With copies to:

                                     Hutchins, Wheeler & Dittmar
                                     101 Federal Street
                                     Boston, MA  02110
                                     Attention:  Jonathan R. Karis, Esq.

                                  and    New England Capital Management
                                         75 Federal Street, Suite 1101
                                         Boston, MA  02110-1910
                                         Attention:  Kevin McCafferty , Chairman

                          (b)     If to Buyer:

                                         Kofax Image Products
                                         3 Jenner Street
                                         Irvine, CA  92718
                                         Attention:  Mr. David Silver,
                                                     Chief Executive Officer

                                  With a copy to:

                                         Stradling, Yocca, Carlson & Rauth
                                         660 Newport Center Drive, Suite 1600
                                         Newport Beach, CA  92660-6441
                                         Attention:  K.C. Schaaf, Esq.

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered seventy-two
(72) hours after mailing thereof. If any notice is sent by fax to a party, it will be deemed to have been delivered on the date the fax thereof is actually received, provided the original thereof is sent by certified or registered mail, in the manner set forth above, within twenty-four (24) hours after the fax is sent. If the notice is delivered in person or is sent by a nationally recognized courier service, it shall be deemed to have been delivered on the date received by the recipient of such notice.

         17.     MISCELLANEOUS

                          (a)     BINDING EFFECT.  Subject to the terms of
Section 17(b) below, this Agreement shall be binding upon the heirs, executors, representatives, successors and assigns of the respective parties hereto.

                          (b)     ASSIGNMENT.  No party may assign this
Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of the other party, except that Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer in connection with its proposed reincorporation in the State of Delaware, and Seller hereby consents to such assignment (provided that, if Buyer's corporate existence continues after such reincorporation, Buyer ultimately remains liable for all of its obligations hereunder).

                          (c)     COUNTERPARTS.  This Agreement may be executed
in facsimile and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                          (d)     HEADINGS.  The subject headings of the
sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

                          (e)     WAIVERS.  Any party to this Agreement may
waive any right, breach or default which it has the right to waive; provided, that such waiver will not be effective against the waiving party unless it is in writing and specifically refers to this Agreement and notice thereof is promptly given to all parties in the manner provided in Section 16 of this Agreement. No waiver will be deemed to be a waiver of any other matter, whenever occurring and whether identical, similar or dissimilar to the matter waived.

                          (f)     ENTIRE AGREEMENT.  Except as provided in
Section 6.4 above, this Agreement, including the Schedules, Exhibits and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein.

                          (g)     GOVERNING LAW.  This Agreement is deemed to
have been made in the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of California for contracts made and to be performed in that state.

                          (h)     ARBITRATION.  All disputes between the
parties hereto shall be determined solely and exclusively by arbitration under, and in accordance with the rules then in effect of, the American Arbitration Association, or any successors thereto ("AAA"), in Orange County, California, unless the parties otherwise agree in writing. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided, that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from the losing party its reasonable attorneys' fees, expenses and costs, including costs of the arbitration.

                          (i)     SEVERABILITY.  Any provision of this
Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by officers thereunto duly authorized, and the individuals have executed this Agreement, on the date first above stated.


                                        SELLER:

                                        LASERDATA, INC,
                                        a Delaware corporation



                                        By:  [Sig unreadable]
                                            -----------------------------------
                                        Its:  President
                                             ----------------------------------

                                        BUYER:

                                        KOFAX IMAGE PRODUCTS,
                                        a California corporation



                                        By:
                                            -----------------------------------
                                        Its:
                                             ----------------------------------

         IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement to be executed by officers thereunto duly authorized, and the individuals have executed this Agreement, on the date first above stated.


                                        SELLER:

                                        LASERDATA, INC,
                                        a Delaware corporation



                                        By:
                                            -----------------------------------
                                        Its:
                                             ----------------------------------

                                        BUYER:

                                        KOFAX IMAGE PRODUCTS,
                                        a California corporation



                                        By:  [Sig unreadable]
                                            -----------------------------------
                                        Its:  President
                                             ----------------------------------

                                    EXHIBITS


         Exhibit A                Form of Escrow Agreement
         Exhibit B                Allocation of Purchase Price
         Exhibit C                Form of Non-Competition Agreement
         Exhibit D                Form of Opinion of Counsel for Seller
         Exhibit E                Form of Bill of Sale
         Exhibit F                Form of Opinion of Counsel for Buyer


                                     SCHEDULES
                                     ---------

         Schedule 1.1(a)          Tangible Assets
         Schedule 1.1(b)          Assumed Contracts
         Schedule 1.1(f)          Patents, Copyrights, Trademarks
         Schedule 1.1(h)          Computer Software Programs
         Schedule 1.2             Excluded Assets
         Schedule 1.3             Assumed Liabilities
         Schedule 4.3A            Financial Statements
         Schedule 4.3B            Financial Statement Exceptions
         Schedule 4.4             Certain Changes
         Schedule 4.5             Exceptions to Title
         Schedule 4.5(d)          Leases
         Schedule 4.6             Contracts and Commitments
         Schedule 4.7             Labor and Employment Matters
         Schedule 4.8             Conflicts
         Schedule 4.9             Insurance Policies
         Schedule 4.10            Taxes and Tax Returns
         Schedule 4.11(a)         Compliance With Laws
         Schedule 4.11(b)         Permits and Licenses
         Schedule 4.12            Litigation
         Schedule 4.13            Certain Transactions
         Schedule 4.14            Environmental and Safety Matters
         Schedule 4.15            Operational Restrictions
         Schedule 4.17            Product Warranties and Liabilities
         Schedule 5.3             Conflicts of Buyer
         Schedule 9.1             Authorities and Additional Consents
         Schedule 15.2            Broker's Fees